UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report March 19, 2007

NATCO INTERNATIONAL INC.
(Exact name of registrant as specified in charter)

       Delaware                333-91190               48-1099142
   (State or other       (Commission File No.)       (IRS Employee
    Jurisdiction of                              Identification No.)
   Incorporation or
    organization)

8559 - 132nd Street
Surrey, BC, Canada V3W 2N8
(Address of Principal Executive Offices)

(778) 908-4876
(Issuer Telephone number)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))






Item 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On March 19th, 2007, Natco International Inc. ("NII") entered into an agreement with Photo Violation Technologies Corp. ("PVT"), a British Columbia, Canada corporation to complete a share exchange and other transactions under what will be a court approved plan of arrangement (the arrangement). PVT, with subsidiaries in Europe and Asia, has developed a patented, technologically innovative parking meter system called the PhotoViolationMeter(tm).

The parties to the agreement are NII, PVT, Fred Mitschele, Jason
Mitschele and Mike Minor.

The agreement calls for pre-closing loans to be made by NII to PVT by May 1, 2007 totaling US$2 million. Once the loan funds are advanced a formal closing will take place encompassing the issuance of additional NII shares. The shareholders of PVT will exchange their shares for a number of new NII shares yet to be determined. After the new shares have been issued the shareholders of PVT will hold shares representing 85% of the total issued and outstanding shares of NII, and the existing shareholders of NII will hold shares representing 15% of the issued and outstanding shares of NII. PVT will then be a wholly owned subsidiary of NII.

The arrangement is subject to approval by the shareholders of NII and PVT and approval by the Supreme Court of British Columbia.

There are no other contingencies that will prevent the closing of the agreement.

All existing stock option agreements will be cancelled. The existing Board of Directors and corporate officers will resign to be replaced by new Directors and officers mutually agreed to by PVT and NII.

Other than the agreement, there is no material relationship between NII or its affiliates and PVT.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.8 Binding Letter of agreement signed March 19, 2007, by and between Natco International, Inc., Photo Violations Technologies Corp, a British Columbia, Canada corporation, Fred Mitschele, Jason Mitschele and Mike Minor.





SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         Natco International Inc.
                                                    (Registrant)


 Date: March 30, 2007

                                          By: /s/ Raj-Mohinder S. Gurm
                                          Name: Raj-Mohinder S. Gurm
                                       Title: Chief Executive Officer
                                                 and CFO